Exhibit 10.12

June 22, 2006

To:	MedImmune, Inc.

One MedImmune Way

Gaithersburg, MD 20878

Attn: Mr. Tim Pearson, Vice President Finance and Treasurer

Telephone: (301) 398-4470

Facsimile: (301) 398-9470

From:	Lehman Brothers Inc., acting as Agent

Lehman Brothers OTC Derivatives Inc., acting as Principal

Attention: Andrew Yare – Transaction Management Group

Telephone: (212) 526-9986

Facsimile: (646) 885-9546

Re:	Convertible Bond Hedge Transaction
(Reference Number:__________________)

Ladies and Gentlemen:

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between Lehman Brothers OTC Derivatives Inc. (“Dealer”) represented by Lehman Brothers Inc. (“Agent”) as its agent, and MedImmune, Inc. (“Counterparty”). This communication constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This confirmation is sent on behalf of both Dealer and Lehman Brothers Inc. Lehman Brothers OTC Derivatives Inc. is not a member of the Securities Investor Protection Corporation.

1. This Confirmation is subject to, and incorporates, the definitions and provisions of the 2000 ISDA Definitions (including the Annex thereto) (the “2000 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2000 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2000 Definitions and the Equity Definitions, the Equity Definitions will govern. Certain defined terms used herein have the meanings assigned to them in the Indenture to be dated as of June 28, 2006 between Counterparty and The Bank of New York, as trustee (the “Indenture”) relating to the USD 500,000,000 principal amount of 1.625% Convertible Notes due July 15, 2013 (the “Convertible Notes”). In the event of any inconsistency between the terms defined in the Indenture and this Confirmation, this Confirmation shall govern.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement (the “ISDA Form”) as if Dealer and Counterparty had executed an agreement in such form (without any Schedule but with the elections set forth in this Confirmation). For the avoidance of doubt, the Transaction shall be the only transaction under the Agreement.

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern.

2. The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Agent:

Lehman Brothers Inc. (“LBI”) is acting as agent on behalf of Dealer and Counterparty for the Transaction. LBI has no obligations, by guarantee, endorsement or otherwise, with respect to the performance of the Transaction by either party.

Trade Date:	June 22, 2006
Effective Date:	June 28, 2006
Option Style:	Modified American, as described under “Procedures for Exercise” below.
Option Type:	Call
Seller:	Dealer
Buyer:	Counterparty
Shares:	The Common Stock of Counterparty, par value USD 0.01 per share (Ticker Symbol: “MEDI”).
Number of Options:

The number of Convertible Notes in denominations of USD1,000 principal amount issued by Counterparty on the closing date for the initial issuance of the Convertible Notes; provided that the Number of Options shall be increased as of the date of exercise by UBS Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the Initial Purchasers (as defined in the Purchase Agreement), of their option pursuant to the second paragraph of Section 1 of the Purchase Agreement dated as of June 22, 2006 between Counterparty and UBS Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated as representatives of the Initial Purchasers thereto (the “Purchase Agreement”) by the number of Convertible Notes in denominations of USD1,000 principal amount issued pursuant to such exercise (such Convertible Notes, the “Additional Convertible Notes”). Such increase in the Number of Options shall be on substantially identical terms, including pricing, as initially set forth in this Confirmation. For the avoidance of doubt, the Number of Options outstanding shall be reduced by each exercise of Options hereunder.

Option Entitlement:

As of any date, a number of Shares per Option equal to the Conversion Rate (as defined in the Indenture, but without regard to any adjustments to the Conversion Rate pursuant to Section 10.05(f) or Section 10.08 of the Indenture).

Strike Price:	As of any date, an amount in USD, rounded to the nearest cent (with 0.5 cents being rounded upwards), equal to USD1,000 divided by the Option Entitlement.
Applicable Percentage:	50%
Number of Shares:	The product of the Number of Options and the Option Entitlement and the Applicable Percentage.
Premium:	USD77,400,000 (Premium per Option USD309.60). If the

Number of Options is increased pursuant to the proviso to the definition of “Number of Options” above, an additional Premium in an amount corresponding to the increase in the Number of Options shall be paid on the Additional Premium Payment Date.

Premium Payment Date:	The Effective Date
Additional Premium Payment Date:	The closing date for the purchase and sale of the Additional Convertible Notes.
Exchange:	NASDAQ National Market System
Related Exchange:	All Exchanges

Procedures for Exercise:

Potential Exercise Dates:	Each Conversion Date.
Conversion Date:	Each “Conversion Date”, as defined in the Indenture, of Convertible Notes (such Convertible Notes, the “Relevant Convertible Notes” for such Conversion Date).

Required Exercise on

Conversion Dates:

On each Conversion Date for Relevant Convertible Notes, a number of Options equal to the number of Relevant Convertible Notes in denominations of USD1,000 principal amount submitted for conversion on such Conversion Date in accordance with the terms of the Indenture shall be automatically exercised, subject to “Notice of Exercise” below.

Exercise Period:	The period from and excluding the Trade Date to and including the Expiration Date.
Expiration Date:	The earlier of (x) last day on which any Convertible Notes remain outstanding and (y) July 15, 2013.
Multiple Exercise:	Applicable, as provided above under “Required Exercise on Conversion Dates”.
Minimum Number of Options:	1
Maximum Number of Options:	Number of Options
Integral Multiple:	Not Applicable
Automatic Exercise:	As provided above under “Required Exercise on Conversion Dates”.
Notice of Exercise:

Notwithstanding anything to the contrary in the Equity Definitions, in order to exercise any Options, Counterparty must notify Dealer in writing prior to 5:00 PM, New York City time, on the Exchange Business Day prior to the first Trading Day of the “Cash Settlement Averaging Period”, as defined in the Indenture, relating to the Relevant Convertible Notes converted on the Conversion Date relating to the relevant Exercise Date (the “Notice Deadline”) of (i) the number of Options being exercised on such Exercise Date and (ii) the scheduled settlement date under the Indenture for the Relevant Convertible Notes converted on the Conversion Date corresponding to such Exercise Date; provided, however, that with respect to Convertible Notes converted during the period beginning on, and including, the 33rd scheduled Trading Day

(as such term is defined in the Indenture) prior to the Maturity Date (as such term is defined in the Indenture) for such Convertible Notes and ending on such Maturity Date, the Notice Deadline shall be 5:00 PM, New York City time on such Maturity Date; provided further that, notwithstanding the foregoing, such notice (and the related exercise of Options) shall be effective if given after the Notice Deadline but prior to 5:00 PM New York City time, on the fifth Exchange Business Day of such “Cash Settlement Averaging Period”, in which event the Calculation Agent shall have the right to adjust the Delivery Obligation as appropriate to reflect the additional costs (including, but not limited to, hedging mismatches and market losses) and expenses incurred by Dealer in connection with its hedging activities (including the unwinding of any hedge position) as a result of Dealer not having received such notice prior to the Notice Deadline.

Dealer’s Telephone Number

and Telex and/or Facsimile Number

and Contact Details for purpose of

Giving Notice:	To:	Lehman Brothers Inc., acting as Agent
Lehman Brothers OTC Derivatives Inc., acting as

Principal

745 Seventh Avenue

New York, NY 10019

Attention: Andrew Yare – Transaction Management                                                       Group

Telephone: (212) 526-9986

Facsimile: (646) 885-9546

With a copy to:	Lehman Brothers Inc., acting as Agent

Lehman Brothers OTC Derivatives Inc., acting as Principal

745 Seventh Avenue

New York, NY 10019

Attention: Steve Roti – US Equity Linked

Telephone: (212) 526-0055

Facsimile: (917) 552-0561

Settlement Terms:

Settlement Date:

In respect of an Exercise Date occurring on a Conversion Date, the settlement date for the Shares to be delivered under the Relevant Convertible Notes under the terms of the Indenture; provided that the Settlement Date will not be prior to the later of (i) the date one Settlement Cycle following the final day of the “Cash Settlement Averaging Period”, as defined in the Indenture, or (ii) the Exchange Business Day immediately following the date on which Counterparty gives notice to Dealer of such Settlement Date prior to 5:00 PM, New York City time.

Delivery Obligation:

In lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, and subject to “Notice of Exercise” above, in respect of an Exercise Date occurring on a Conversion Date, Dealer will deliver to Counterparty, on the related Settlement Date, the product of the Applicable Percentage and a number of Shares equal to the aggregate number of Shares that Counterparty is obligated to deliver to the holder(s) of the Relevant Convertible Notes converted on such Conversion Date pursuant to Section 10.02(A)(ii) of the Indenture (the “Convertible Obligation”); provided that such obligation shall be determined excluding any Shares that Counterparty is obligated to deliver to holder(s) of the Relevant Convertible Notes as a result of any adjustments to the Conversion Rate pursuant to Section 10.05(f) or Section 10.08 of the Indenture. For the avoidance of doubt, if on any Conversion Date, Counterparty is required to deliver Other Consideration to the holder(s) of the Relevant Convertible Notes converted on such Conversion Date pursuant to Section 10.02(A)(ii) of the Indenture, then in lieu of Shares, the Convertible Obligation shall be payable in Other Consideration.

Notice of Delivery Obligation:

No later than the Exchange Business Day immediately following the last day of the “Cash Settlement Averaging Period”, as defined in the Indenture, Counterparty shall give Dealer notice of the final number of Shares comprising the Convertible Obligation (it being understood, for the avoidance of doubt, that the requirement of Counterparty to deliver such notice shall not limit Counterparty’s obligations with respect to Notice of Exercise, as set forth above, in any way).

Other Applicable Provisions:

To the extent Dealer is obligated to deliver Shares hereunder, the provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 and 9.12 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-Settled” shall be read as references to “Net Share Settled” and provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that “Buyer” is the issuer of the Shares. “Net Share Settled” in relation to any Option means that Dealer is obligated to deliver Shares hereunder.

Restricted Certificated Shares:

Notwithstanding anything to the contrary in the Equity Definitions, Dealer may, in whole or in part, deliver Shares in certificated form representing the Number of Shares to be Delivered to Counterparty in lieu of delivery through the Clearance System.

Adjustments:

Method of Adjustment:

Notwithstanding Section 11.2 of the Equity Definitions, upon the occurrence of any event or condition set forth in Section 10.05(a), Section 10.05(b), Section 10.05(c) or Section 10.05(d) of the Indenture, the Calculation Agent shall make the corresponding adjustment in respect of any one or more of the Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement or payment of the Transaction, to the extent an analogous adjustment is made under the Indenture.

Extraordinary Events:

Merger Events:

Notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in clause (i), clause (ii) or clause (iii) of the first paragraph of Section 10.11 of the Indenture.

Tender Offer:	Applicable. Notwithstanding Section 12.1(d) of the Equity Definitions, a “Tender Offer” means the occurrence of any event or condition set forth in Section 10.05(e) of the Indenture.

Consequences of Merger Events and

Tender Offers:

Notwithstanding Sections 12.2 and 12.3 of the Equity Definitions, upon the occurrence of a Merger Event or Tender Offer, the Calculation Agent shall make the corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares, the Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction, to the extent an analogous adjustment is made under the Indenture; provided, however that the Calculation Agent may limit or alter any such adjustment referenced in this paragraph so that the fair value of the Transaction to the Dealer is not reduced as a result of such adjustment; provided, further, that the immediately preceding proviso shall not apply in connection with any Share-for-Other Merger Event in which the Other Consideration consists solely of cash.

Nationalization, Insolvency

or Delisting:

Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market System (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

(a)	Change in Law:	Applicable
(b)	Failure to Deliver:	Applicable
(c)	Insolvency Filing:	Applicable
(d)	Hedging Disruption:	Applicable
(e)	Increased Cost of Hedging:	Not Applicable

Hedging Party:	For all applicable Additional Disruption Events, Dealer
Determining Party:	For all applicable Additional Disruption Events, Dealer
Non-Reliance:	Applicable

Agreements and Acknowledgments

Regarding Hedging Activities:	Applicable; provided, however, that Agreements and Acknowledgments Regarding Hedging Activities shall be subject to the other respective representations, warranties and agreements set forth herein.

Additional Acknowledgments:	Applicable
3. Calculation Agent:	Dealer

4. Account Details:

Dealer Payment Instructions:

To be provided by Dealer.

Counterparty Payment Instructions:

To be provided by Counterparty.

5. Offices:

The Office of Dealer for the Transaction is:

Lehman Brothers OTC Derivatives Inc.

745 Seventh Avenue

New York, NY 10019

The Office of Counterparty for the Transaction is: N/A

For the purpose of Section 10(c) of the Agreement, neither party is a Multibranch Party.

6. Notices: For purposes of this Confirmation:

(a)	Address for notices or communications to Counterparty:
	To:	MedImmune, Inc.
One MedImmune Way
Gaithersburg, MD 20878
	Attn:	Mr. Tim Pearson, Vice President Finance and Treasurer
	Telephone:	(301) 398-4470
	Facsimile:	(301) 398-9470

(b)	Address for notices or communications to Dealer:
	To:	Lehman Brothers Inc., acting as Agent
Lehman Brothers OTC Derivatives Inc., acting as Principal
745 Seventh Avenue
New York, NY 10019
Attention: Andrew Yare – Transaction Management Group
Telephone: (212) 526-9986
Facsimile: (646) 885-9546

With a copy to:	Lehman Brothers Inc., acting as Agent
Lehman Brothers OTC Derivatives Inc., acting as Principal
745 Seventh Avenue
New York, NY 10019
Attention: Steve Roti – US Equity Linked
Telephone: (212) 526-0055
Facsimile: (917) 552-0561

7. Representations, Warranties and Agreements:

(a)     In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, Dealer as follows:

(i)   On the Trade Date, (A) Counterparty is not aware of any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), taken together with the preliminary offering memorandum and pricing term sheet relating to the Convertible Notes (collectively, the “Offering Memorandum”), do not contain any untrue statement of a material fact or any omission of a material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii)     As of the Trade Date, Counterparty shall not engage in, or be engaged in, any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M, until the second Exchange Business Day immediately following the Trade Date (it being understood that Counterparty makes no representation pursuant to this clause in respect of any action or inaction taken by Dealer or any initial purchaser of the Convertible Notes).

(iii)    On the Trade Date, neither Counterparty nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 of the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, except as disclosed in the Offering Memorandum (it being understood that Counterparty makes no representation pursuant to this clause in respect of any action or inaction taken by Dealer or any initial purchaser of the Convertible Notes).

(iv)   Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties to Counterparty with respect to the appropriate treatment by Counterparty of the Transaction under FASB Statements 149 or 150, EITF Issue No. 00-19 (or any successor issue statements) or under FASB’s Liabilities & Equity Project. The parties hereby agree that all documentation with respect to this Transaction is intended to qualify this Transaction as an equity instrument for purposes of EITF 00-19. The Transaction and the Convertible Notes are intended to be an “integrated transaction” for purposes of section 1.1275-6 of the Treasury regulations promulgated under the Internal Revenue Code of 1986, as amended.

(v)    Prior to the Trade Date, (x) Counterparty shall deliver to Dealer a resolution of Counterparty’s board of directors authorizing the Transaction, an executed U.S. Internal Revenue Service Form W-9 (or successor thereto) (the “Counterparty Tax Form”) that eliminates U.S. federal backup withholding tax on payments to Counterparty, and such other certificate or certificates as Dealer shall reasonably request and (y) Dealer shall deliver to Counterparty an executed U.S. Internal Revenue Services Form W-8BEN, W-8ECI or W-9 (as appropriate) (or successor thereto) (the “Dealer Tax Form”) that eliminates U.S. federal backup withholding tax on payments to Dealer. Counterparty shall deliver a new Counterparty Tax Form (1) as soon as practicable upon learning that any such form previously provided by Counterparty has become obsolete or incorrect, and (2) as soon as practicable upon reasonable demand by Dealer. Dealer shall deliver a new Dealer Tax Form (1) as soon as practicable upon learning that any such form previously provided by Dealer has become obsolete or incorrect, and (2) as soon as practicable upon reasonable demand by Counterparty.

(vi)   Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

(vii)  Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(viii) On the Trade Date (A) the assets of Counterparty at their fair valuation exceed the liabilities of Counterparty, including contingent liabilities, (B) the capital of Counterparty is adequate to conduct the business of Counterparty and (C) Counterparty has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature.

(ix)    The representations and warranties of Counterparty set forth in Section 3 of the Agreement and Section 3 of the Purchase Agreement are true and correct in all material respects.

(x)     Counterparty understands that no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Dealer or any governmental agency.

(b)    Each of Dealer and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(12) of the U.S. Commodity Exchange Act, as amended.

(c)     Each of Dealer and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) thereof. Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, and (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

(d)    Each of Dealer and Counterparty agrees and acknowledges (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of Title 11 of the United States Code (the “Bankruptcy Code”), with respect to which each payment and delivery hereunder is a “settlement payment,” as such term is defined in Section 741(8) of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Section 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code.

8. Other Provisions:

(a)     Right to Extend. Dealer may postpone any Potential Exercise Date or any other date of valuation or delivery by Dealer, with respect to some or all of the relevant Options (in which event the Calculation Agent shall make appropriate adjustments to the Delivery Obligation), if Dealer determines, based on the advice of counsel, that such extension is reasonably required or necessary for legal, regulatory or self-regulatory organization compliance by Dealer in connection with purchases of Shares by Dealer in connection with its hedging or settlement activity hereunder, determined as if Dealer were Counterparty or an affiliated purchaser of Counterparty (it being understood that in the event this subparagraph (a) is applicable to any delivery owed by Dealer hereunder, Dealer shall make such delivery as soon thereafter as is practicable).

(b)    Additional Termination Events. The occurrence of (i) an Amendment Event or (ii) a Repayment Event shall be an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party, and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement; provided that in the case of a Repayment Event the Transaction shall be subject to termination only in respect of the number of Convertible Notes that cease to be outstanding in connection with or as a result of such Repayment Event.

“Amendment Event” means that Counterparty amends, modifies, supplements or waives any term of the Indenture or the Convertible Notes governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, redemption right of Counterparty, any term relating to conversion of the Convertible Notes (including changes to the conversion price, conversion settlement dates or conversion conditions), or any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Notes to amend, in each case without the prior consent of Dealer, such consent not to be unreasonably withheld.

“Repayment Event” means that (A) any Convertible Notes are repurchased (whether in connection with or as a result of a change of control, howsoever defined, or for any other reason) by Counterparty or any of its subsidiaries, (B) any Convertible Notes are delivered to Counterparty in exchange for delivery of any property or assets of Counterparty or any of its subsidiaries (howsoever described), (C) any principal of any of the Convertible Notes is repaid prior to the final maturity date of the Convertible Notes (whether following acceleration of the Convertible Notes or otherwise), or (D) any Convertible Notes are exchanged by or for the benefit of the holders thereof for any other securities of Counterparty or any of its affiliates (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction; provided that, in the case of clause (B) and clause (D), conversions of the Convertible Notes pursuant to the terms of the Indenture as in effect on the date hereof shall not be Repayment Events.

(c)     Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If, subject to Section 8(k) below, Dealer shall owe Counterparty any amount pursuant to Sections 12.6, 12.7 or 12.9 of the Equity Definitions or pursuant to Section 6(d)(ii) of the Agreement (except in the event of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, that resulted from an event or events within Counterparty’s control) (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to require Dealer to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, between the hours of 9:00 A.M. and 4:00 P.M. New York City time on the Announcement Date or Early Termination Date, as applicable (“Notice of Share Termination”). Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the Announcement Date or Early Termination Date, as applicable:

Share Termination Alternative:

Applicable and means that Dealer shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation.

Share Termination Delivery

Property:

A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:

The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:

In the case of a Termination Event, Event of Default or Delisting, one Share or, in the case of an Insolvency or Nationalization, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency or Nationalization. If such Insolvency or Nationalization involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable
Other applicable provisions:

If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 and 9.12 of the Equity Definitions will be applicable, except that all references in such provisions to “Physical Settlement” shall be read as references to “Share Termination Alternative” and all references to “Shares” shall be read as references to “Share Termination Delivery Units” and provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Buyer is the issuer of any Share Termination Delivery Units (or any part thereof).

(d)    Disposition of Hedge Shares. Dealer intends to conduct it hedging activities in connection with the Transaction in a manner that it believes, based on its good faith, reasonable judgment, will not require Counterparty to register under the Securities Act or any state securities laws the Shares (the “Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction. Nevertheless, Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer and based on advice of counsel, the Hedge Shares cannot be sold in the U.S. public market by Dealer without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance reasonably satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered offering, (B) use its reasonable best efforts provide accountant’s “comfort” letters in customary form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Dealer, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities (it being understood that the reasonable expenses of Dealer to be paid by Counterparty in connection with such sale, including all reasonable fees and expenses of counsel for Buyer, shall not exceed $200,000 in the aggregate); provided, however, that if Dealer determines, in its sole reasonable discretion, that it is not able to consummate such a registered offering, then clause (ii) of this Section 8(d) shall apply; or (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, prepared by Counterparty in consultation with nationally recognized outside counsel, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), opinions and certificates and such other documentation as is customary for private placements agreements (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement; provided that in no event shall such compensation take the form of a cash payment by Counterparty to Dealer).

(e)     Amendment to Equity Definitions and the Agreement. The following amendment shall be made to the Equity Definitions and to the Agreement: Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at Dealer’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

(f)     Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if, following such repurchase, the Notice Percentage as determined on such day is (i) in the case of the first such Repurchase Notice, is greater than 6% and (ii) in the case of any subsequent Repurchase Notice, (A) is greater than 6% and (B) is greater by at least 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice. The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the Number of Shares and the denominator of which is the number of Shares outstanding on such day. In the event that Counterparty fails to provide Dealer with a Repurchase Notice on the day and in the manner specified in this Section 8(f) then Counterparty agrees to indemnify and hold harmless Dealer, its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject under applicable securities laws, including without limitation, Section 16 of the Exchange Act, relating to or arising out of such failure. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Counterparty will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement shall inure to the benefit of any permitted assignee of Dealer.

(g)    Transfer and Assignment. Dealer may transfer or assign its rights and obligations hereunder and under the Agreement, in whole or in part, to any of its affiliates with the prior written consent of Counterparty, so long as the senior unsecured debt rating (“Credit Rating”) of such affiliate (or any guarantor of its obligations under the Transaction) is equal to or greater than the Credit Rating of Dealer, as specified by Standard and Poor’s Rating Services or Moody’s Investor Service, Inc., at the time of such assignment or transfer. In connection with any assignment or transfer pursuant to the immediately preceding sentence, the guarantee of any guarantor of the relevant transferee’s obligations under the Transaction shall constitute a Credit Support Document under Agreement. If at any time at which the Equity Percentage exceeds 7.5%, Dealer, in its discretion, is unable to effect a transfer or assignment to a third party after its commercially reasonable efforts on pricing terms reasonably acceptable to Dealer such that the Equity Percentage is reduced to 7.5% or less, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that the Equity Percentage following such partial termination will be equal to or less than 7.5%. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such portion of the Transaction shall be the only Terminated Transaction. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the Number of Shares and (B) the denominator of which is the number of Shares outstanding on such day. Counterparty may transfer or assign its rights and obligations hereunder and under the Agreement, in whole or in part, to any party with the consent of Dealer, such consent not to be unreasonably withheld.

(h)    Staggered Settlement. If the Staggered Settlement Equity Percentage as of any Exchange Business Day during the relevant “Cash Settlement Averaging Period”, as defined in the Indenture, is greater than 4.5%, Dealer may, by notice to Counterparty prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows:

(i)     in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date, but not prior to the beginning of such “Cash Settlement Averaging Period”) or delivery times and how it will allocate the Shares it is required to deliver under “Delivery Obligation” (above) among the Staggered Settlement Dates or delivery times; and

(ii)    the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date.

The “Staggered Settlement Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (x) the number of Shares that Dealer or any of its affiliates beneficially own (within the meaning of Section 13 of the Exchange Act) on such day, other than any Shares so owned as a hedge of the Transaction, and (y) the Number of Shares and (B) the denominator of which is the number of Shares outstanding on such day.

(i)      Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(j)      Designation by Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform Dealer obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.

(k)     Netting and Set-off. Notwithstanding any provision of the Agreement (including without limitation Section 6(f) thereof) and this Confirmation (including without limitation this Section 8(k)) or any other agreement between the parties to the contrary, (i) Counterparty shall not net or set off its rights under the Transaction, if any, against its obligations against Dealer under any other transaction or instrument; and (ii) Dealer shall not net or set off its obligations under the Transaction, if any, against its rights against Counterparty under any other transaction or instrument.

(l)      Equity Rights. Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement.

(m)    Early Unwind. In the event the sale by Counterparty of the Convertible Notes is not consummated with the initial purchasers pursuant to the Purchase Agreement for any reason by the close of business in New York on June 30, 2006 (or such later date as agreed upon by the parties) (June 30, 2006 or such later date being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Counterparty thereunder shall be cancelled and terminated, (ii) all payments previously made hereunder shall be returned to the person making such payment, including all payments of premium and (iii) Counterparty shall pay to Dealer, other than in cases involving a breach of the Purchase Agreement by the initial purchasers, an amount in cash equal to the aggregate amount of costs and expenses relating to the unwinding of Dealer's hedging activities in respect of the Transaction (including market losses incurred in reselling any Shares purchased by Dealer or its affiliates in connection with such hedging activities). Following such termination, cancellation and payment, each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of either party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Dealer and Counterparty represent and acknowledge to the other that upon an Early Unwind and following the payment referred to above, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(n)	ISDA Master Agreement Elections.

(i) “Credit Support Document” shall mean (x) in relation to Counterparty, not applicable, and (y) in relation to Dealer, the Guarantee of Lehman Brothers Holdings Inc., a form of which is attached hereto as Annex A.

“Credit Support Provider” shall mean (x) in relation to Counterparty, none, and (y) in relation to Dealer, Lehman Brothers Holdings Inc.

(ii) For the purpose of Section 13(c) of the Agreement,

Counterparty appoints as its Process Agent: Not applicable

Dealer appoints as its Process Agent: Agent

(o)    Recording of Conversations. Each party (i) consents to the recording of telephone conversations between the trading, marketing and other relevant personnel of the parties in connection with this Transaction, (ii)

agrees to obtain any necessary consent of, and give any necessary notice of such recording to, its relevant personnel and (iii) agrees, to the extent permitted by applicable law, that the recordings may be submitted in evidence in any Proceedings.

(p)    Waiver of Trial by Jury. EACH OF COUNTERPARTY AND DEALER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF DEALER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(q)    Governing Law. THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

(r)     Role of Agent. Each party agrees and acknowledges that (i) Agent is acting as agent for both parties but does not guarantee the performance of either party and neither Dealer nor Counterparty shall contact the other with respect to any matter relating to the Transaction without the direct involvement of Agent; (ii) Agent, Dealer and Counterparty each hereby acknowledges that any transactions by Dealer or Agent in the Shares will be undertaken by Dealer or Agent, as the case may, as principal for its own account; (iii) all of the actions to be taken by Dealer and Agent in connection with the Transaction, including but not limited to any exercise of any rights with respect to the Options, shall be taken by Dealer or Agent independently and without any advance or subsequent consultation with Counterparty; and (iv) Agent is hereby authorized to act as agent for Counterparty only to the extent required to satisfy the requirements of Rule 15a-6 under the Exchange Act in respect of the Options described hereunder.

(s)     Regulatory Provisions. Counterparty represents and warrants that it has received and read and understands the Notice of Regulatory Treatment and the OTC Option Risk Disclosure Statement. Agent will furnish Counterparty upon written request a statement as to the source and amount of any remuneration received or to be received by Agent in connection with the Transaction evidenced hereby.

Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy via facsimile to 646-885-9546.

Yours faithfully,

LEHMAN BROTHERS OTC DERIVATIVES INC.

By:	/s/: Anatoly Kozlov

Name: Anatoly Kozlov

Title: Authorized Signatory

Agreed and Accepted By:

MEDIMMUNE, INC.

By:	/s/: Lota S. Zoth

Name: Lota S. Zoth

Title: Senior Vice President and Chief Financial Officer

ANNEX A

GUARANTEE OF LEHMAN BROTHERS HOLDINGS INC.

LEHMAN BROTHERS OTC DERIVATIVES INC. (“Party A”) and MEDIMMUNE, INC. (“Party B”) have entered into a Confirmation dated as of June 22, 2006 (the “Confirmation”), pursuant to which Party A and Party B have entered into a convertible bond hedge transaction (the “Transaction”), which Confirmation supplements, forms part of, and will be read and construed as one with, the ISDA Master Agreement referred to therein (collectively referred to as the “Agreement”). This Guarantee is a Credit Support Document as contemplated in the Agreement. For value received, and in consideration of the financial accommodation accorded to Party A by Party B under the Agreement, LEHMAN BROTHERS HOLDINGS INC., a corporation organized and existing under the laws of the State of Delaware (“Guarantor”), hereby agrees to the following:

(a) Guarantor hereby unconditionally guarantees to Party B the due and punctual payment of all amounts payable by Party A under each Transaction when and as Party A’s obligations thereunder shall become due and payable in accordance with the terms of the Agreement. In case of the failure of Party A to pay punctually any such amounts, Guarantor hereby agrees, upon written demand by Party B, to pay or cause to be paid any such amounts punctually when and as the same shall become due and payable.

(b)Guarantor hereby agrees that its obligations under this Guarantee constitute a guarantee of payment when due and not of collection.

(c) Guarantor hereby agrees that its obligations under this Guarantee shall be unconditional, irrespective of the validity, regularity or enforceability of the Agreement against Party A (other than as a result of the unenforceability thereof against Party B), the absence of any action to enforce Party A’s obligations under the Agreement, any waiver or consent by Party B with respect to any provisions thereof, the entry by Party A and Party B into any amendments to the Agreement, additional Transactions under the Agreement or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor (excluding the defense of payment or statute of limitations, neither of which is waived) provided, however, that Guarantor shall be entitled to exercise any right that Party A could have exercised under the Agreement to cure any default in respect of its obligations under the Agreement or to setoff, counterclaim or withhold payment in respect of any Event of Default or Potential Event of Default in respect of Party B or any Affiliate, but only to the extent such right is provided to Party A under the Agreement. The Guarantor acknowledges that Party A and Party B may from time to time enter into one or more Transactions pursuant to the Agreement and agrees that the obligations of the Guarantor under this Guarantee will upon the execution of any such Transaction by Party A and Party B extend to all such Transactions without the taking of further action by the Guarantor.

(d)This Guarantee shall remain in full force and effect until such time as Party B shall receive written notice of termination. Termination of this Guarantee shall not affect Guarantor’s liability hereunder as to obligations incurred or arising out of Transactions entered into prior to the termination hereof.

(e) Guarantor further agrees that this Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time, payment, or any part thereof, of any obligation or interest thereon is rescinded or must otherwise be restored by Party B upon an Event of Default as set forth in Section 5(a)(vii) of the Master Agreement affecting Party A or Guarantor.

(f) Guarantor hereby waives (i) promptness, diligence, presentment, demand of payment, protest, order and, except as set forth in paragraph (a) hereof, notice of any kind in connection with the Agreement and this Guarantee, or (ii) any requirement that Party B exhaust any right to take any action against Party A or any other person prior to or contemporaneously with proceeding to exercise any right against Guarantor under this Guarantee.

This Guarantee shall be governed by and construed in accordance with the laws of the State of New York, without reference to choice of law doctrine. All capitalized terms not defined in this Guarantee, but defined in the Agreement, shall have the meanings assigned thereto in the Agreement.

ANNEX A

IN WITNESS WHEREOF, Guarantor has caused this Guarantee to be executed in its corporate name by its duly authorized officer as of the date of the Agreement.

LEHMAN BROTHERS HOLDINGS INC.
By: _______________
Name:
Title:
Date: